Contact:  Charles F. Howell
President and CEO
Patriot National Bank
Tel: 203.324.7500

STAMFORD, Conn.--(November 13, 2008)--Raymond B. Smyth of Stamford, Connecticut has been elected to the Board of Patriot National Bancorp, Inc. and Patriot National Bank.

Mr. Smyth is a partner in the local accounting firm of Masotti & Masotti. Admitted to practice in the jurisdictions of New York and Connecticut, he is a member of the American Institute of Certified Public Accountants and the Connecticut Society of Certified Public Accountants. Mr. Smyth is the former President and Treasurer of the Stamford Kiwanis Club and Stamford American Little League. He also served as a Board Member of Trinity Catholic High School and was a Treasurer and coach for the Stamford Youth Basketball League. A lifelong Stamford resident, he has been a member of the Knights of Columbus for the past 25-years. Mr. Smyth graduated from Fairfield University, earning a Bachelor of Science degree in Accounting and Finance.

Patriot National Bank has grown to become the second largest commercial bank with Executive Headquarters in Connecticut. It is Patriot’s mission to offer a significant community-based alternative to larger banks and to provide personalized service to consumers and local businesses. Nationally chartered in 1994, Patriot National Bank currently has nineteen full-service branches. Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK”), the parent of Patriot National Bank had total assets of $904.8 million as of September 30, 2008.

Statements in this news release concerning future results, performances, expectations or intentions are forward-looking statements. Actual results, performances or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s filings with the Securities and Exchange Commission, press releases and other communications.